Exhibit (a)(15)

June 4, 2004

Information about ALARIS Stock

By the end of this week, all ALARIS employees who own ALARIS shares (outside the ALARIS 401(k) plan) should receive information relating to the tender offer, including ALARIS’ solicitation/recommendation statement. If the shares are held in your brokerage account, these materials will come from your broker.

(For U.S. Employees) If you hold ALARIS stock in the ALARIS 401(k) plan, Vanguard Fiduciary Trust Company, the plan administrator, will be sending you important information which you should receive at your home address by early next week. This information will describe the process you must follow if you want to tender the ALARIS shares you hold in the 401(k) plan in the tender offer by Blue Merger Corp., a subsidiary of Cardinal Health, Inc.

The tender offer does not include stock options. We will forward to you shortly information about the effect on your stock options of Cardinal Health's acquisition of ALARIS.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of ALARIS Medical Systems. Cardinal Health has filed a tender offer statement with the U.S. Securities and Exchange Commission and ALARIS has filed a solicitation/recommendation statement with respect to the Cardinal Health tender offer. Investors and ALARIS stockholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender documents) and the related solicitation/recommendation statement because they will contain important information. The offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, are available to all stockholders of ALARIS at no expense to them. These documents are also available at no charge at the SEC’s website at www.sec.gov .

The statements contained herein are being provided by management acting only in their capacity as management of the company and by the company acting only in its capacity as an employer, and not by either acting in the capacity as administrator or as a fiduciary of the 401(k) plan or any other benefit plan.  As a result, the statements contained herein are not governed by ERISA.